Exhibit 12(a)


       OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

      Computation of Ratio of Earnings to Fixed Charges
                         (Unaudited)
                        (In millions)



                                                 Nine Months
                                              Ended September 30

                                                  1994      1993

  Earnings:
  Income before taxes                            $102.5     $48.9
  Add (deduct):
     Income taxes of 50% owned affiliates           3.0       1.5

     Equity in losses of less than 50%
        owned affiliates                            3.4       2.8

     Dividends received from less
       than 50% owned affiliates                    0.4       0.5


     Interest capitalized, net of amortization      0.3      (0.8)

     Fixed charges as described below              41.9      42.0

           Total                                 $151.5     $94.9





  Fixed Charges:
     Interest expense                             $29.3     $30.9

     Estimated interest factor in rent expense     12.6      11.1

           Total                                  $41.9     $42.0


  Ratio of earnings to fixed charges                3.6       2.3


                                   Exhibit 12(b)


       OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

      Computation of Ratio of Earnings to Fixed Charges
          and Preferred Stock Dividends (Unaudited)
                        (In millions)


                                                 Nine Months
                                               Ended September 30

                                                  1994       1993

  Earnings:
  Income before taxes                             $102.5     $48.9
  Add (deduct):
     Income taxes of 50% owned affiliates            3.0       1.5

     Equity in losses of less than 50%
        owned affiliates                             3.4       2.8

     Dividends received from less
       than 50% owned affiliates                     0.4       0.5


     Interest capitalized, net of amortization       0.3      (0.8)

     Fixed charges as described below               41.9      42.0

           Total                                  $151.5     $94.9





  Fixed Charges:
     Interest expense                              $29.3     $30.9

     Estimated interest factor in rent expense      12.6       11.1

     Preferred stock dividend requirement           20.0      20.5


           Total                                   $61.9     $62.5


  Ratio of earnings to fixed charges                 2.4       1.5